Exhibit 99.5

Lydall, Inc.

Unaudited Pro Forma Condensed Combined Financial Statements

Overview

On July 7, 2016, Lydall, Inc. (the “Company”) completed an acquisition of the non-woven and coating materials businesses primarily operating under the Texel brand (“Texel”) from ADS, Inc. (“ADS”), a Canadian based corporation (including its shareholders), for $96.3 million in cash, subject to certain customary post-closing adjustments (the “Acquisition”). In addition, at closing the Company paid $6.9 million in cash for an estimated working capital adjustment and acquired cash for an estimated purchase price of $103.2 million.  The Acquisition was consummated pursuant to the terms of a Share Purchase Agreement dated July 7, 2016, by and among ADS and Lydall Canada Acquisition Corp., a wholly-owned subsidiary of the Company (the “Share Purchase Agreement”).  The Acquisition was financed with a combination of cash on hand and $85.0 million of borrowings through the Company’s amended $175.0 million credit facility (“Amended Credit Facility”). Subsequently, the Company and ADS agreed to a post-closing adjustment which resulted in a purchase price of $102.7 million.

The Texel operations are principally based in the province of Quebec, Canada and primarily serve a North American customer base in the manufacture of nonwoven needle punch materials predominantly serving the geosynthetic, liquid filtration, and other industrial segments. Beginning with 2016 third quarter reporting, the acquired businesses are included in Lydall’s Industrial Filtration reporting segment which has been renamed Technical Nonwovens.

The financial periods required to be presented in this Current Report on Form 8-K/A are based on the Company’s fiscal periods. While the Company and ADS had different fiscal year ends, the information of ADS in the pro forma condensed combined statements of operations is within 93 days of the Company’s fiscal year-end in accordance with SEC Regulation S-X 11-02(c)(3).

The unaudited pro forma condensed combined balance sheet (“Pro forma Balance Sheet”) as of June 30, 2016 is presented as if the Acquisition had occurred on June 30, 2016 and is based upon the unaudited condensed consolidated balance sheet of the Company as of June 30, 2016 (as filed with the SEC in its Quarterly Report on Form 10-Q for the period ended June 30, 2016) and the unaudited condensed consolidated balance sheet of ADS as of June 26, 2016.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2016 are presented as if the Acquisition had occurred on January 1, 2015 and are based upon the unaudited condensed consolidated statements of operations of the Company for the six months ended June 30, 2016 (as filed with the SEC in its Quarterly Report on Form 10-Q for the period ended June 30, 2016) and the unaudited condensed consolidated statements of operations of ADS for the six months ended June 26, 2016. The unaudited condensed consolidated statement of operations of ADS for the six months ended June 26, 2016 contains results for the period December 28, 2015 through June 26, 2016.

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The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 are presented as if the Acquisition had occurred on January 1, 2015 and are based upon the audited consolidated statements of operations of the Company for the year ended December 31, 2015 (as filed with the SEC in its Annual Report on Form 10-K for the year ended December 31, 2015) and the audited consolidated statements of operations of ADS for the year ended January 31, 2016 (attached as Exhibit 99.4 in this Current Report on Form 8-K/A). The condensed consolidated statement of operations of ADS for the year ended January 31, 2016 contains results for the period January 26, 2015 through January 31, 2016.

The functional currency of ADS is the Canadian dollar. Therefore, the unaudited condensed consolidated balance sheet of ADS was converted to US Dollars using the currency exchange rate at June 26, 2016. The condensed consolidated statement of operations of ADS for the six months ended June 26, 2016 and twelve months ended January 31, 2016 were converted to US Dollars at the average currency exchange rate for these periods, respectively.

The financial statements of the Company and ADS have been adjusted in the pro forma condensed combined financial statements to give effect to events that are directly attributable to the Acquisition, are factually supportable and expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The pro forma condensed combined financial statements are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Acquisition been completed as of the dates indicated. In addition, the pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. There were no transactions between Lydall and ADS as of and for the periods presented in the pro forma condensed combined financial statements that would need to be eliminated.

The pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under general accepted accounting principles in the United States (“GAAP”). Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes and should be read in conjunction with the pro forma condensed combined financial statements.

Acquisition accounting is dependent upon certain valuations and other studies that have not yet been finalized. Accordingly, the pro forma adjustments related to the Acquisition are preliminary and have been made solely for the purpose of preparing the pro forma condensed combined financial statements and are based upon preliminary information available at the time of the preparation of this Form 8-K/A. Differences between these preliminary estimates and the final acquisition accounting could occur and these differences could have a material impact on the pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The pro forma financial statements do not reflect any operating efficiencies or cost savings that the combined company may achieve as a result of the Acquisition and the effects of the foregoing item could, individually or in the aggregate, materially impact the pro forma financial statements.

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Lydall, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	As of June 30, 2016
In thousands of dollars and shares	Lydall, Inc.	ADS, Inc.	Pro Forma Adjustments (Note 5)		Pro Forma Combined

Assets
Current assets:
Cash and cash equivalents	$82,715	$2,126	$(18,590	)(e)(f)(t)	$66,251
Accounts receivable	92,905	14,014	(158	)(e)	106,761
Inventories	47,057	14,171	2,385	(e)(k)	63,613
Prepaid expenses and other current assets	8,620	875	1,447	(e)(n)(t)	10,942
Total current assets	231,297	31,186	(14,916)		247,567
Property, plant and equipment, net	118,214	18,219	13,323	(e)(j)(n)(q)(t)	149,756
Goodwill	16,929	2,977	25,099	(h)	45,005
Other intangible assets, net	5,063	458	22,385	(e)(i)(q)	27,906
Investment in joint venture	-	-	615	(e)(p)	615
Other assets, net	1,920	167	1,051	(b)(e)(t)(u)(v)	3,138
Total assets	$373,423	$53,007	$47,557		$473,987
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$55	$2,122	$(2,122	)(c)	$55
Bank loans	-	4,055	(4,055	)(e)(o)	-
Accounts payable	47,141	7,674	(4,055	)(e)(r)(t)	50,760
Other accrued liabilities	23,199	259	3,803	(d)(m)(r)	27,261
Total current liabilities	70,395	14,110	(6,429)		78,076
Long-term debt	10,135	13,189	71,811	(a)(c)	95,135
Deferred tax liabilities	10,059	2,497	4,574	(l)(m)(u)	17,130
Benefit plan and other long-term liabilities	16,895	160	933	(s)(t)(v)	17,988
Stockholders’ equity:
Common stock	248	1,444	(1,444	)(g)	248
Capital in excess of par value	79,280	5,686	(5,686	)(g)	79,280
Retained earnings	308,261	15,921	(16,202	)(g)(m)	307,980
Accumulated other comprehensive loss	(35,568)	-	-		(35,568)
Treasury stock, at cost	(86,282)	-	-		(86,282)
Total stockholders’ equity	265,939	23,051	(23,332)		265,658
Total liabilities and stockholders’ equity	$373,423	$53,007	$47,557		$473,987

See accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

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Lydall, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	For the six months ended June 30, 2016
In thousands except per share data	Lydall, Inc.	ADS, Inc.	Pro Forma Adjustments (Note 6)		Pro Forma Combined

Net sales	$266,935	$35,777	$625	(g)(h)	$303,337
Cost of sales	198,568	28,082	885	(f)(g)(h)(i)	227,535
Gross profit	68,367	7,695	(260)		75,802
Selling, product development and administrative expenses	39,166	4,081	(175	)(d)(f)(h)(j)	43,072
Operating income	29,201	3,614	(85)		32,730
Interest expense	254	337	415	(a)(b)(c)	1,006
Other (income) expense, net	(666)	113	273	(i)	(280)
Income before income taxes	29,613	3,164	(773)		32,004
Income tax expense	9,631	956	(140	)(e)(h)	10,447
Equity in losses of joint venture	-	-	(20	)(h)	(20)
Net income	$19,982	$2,208	$(613)		$21,577
Earning per share
Basic	$1.19				$1.28
Diluted	$1.17				$1.27
Weighted average number of common shares outstanding
Basic	16,844				16,844
Diluted	17,036				17,036

See accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

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Lydall, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	For the year ended December 31, 2015
In thousands except per share data	Lydall, Inc.	ADS, Inc.	Pro Forma Adjustments (Note 7)		Pro Forma Combined

Net sales	$524,505	$71,275	$1,085	(g)(h)	$596,865
Cost of sales	402,008	53,539	2,733	(f)(g)(h)(i)	458,280
Gross profit	122,497	17,736	(1,648)		138,585
Selling, product development and administrative expenses	70,020	8,281	2,460	(d)(f)(h)	80,761
Operating income	52,477	9,455	(4,108)		57,824
Gain on sale of business	(18,647)	-	-		(18,647)
Interest expense	755	736	768	(a)(b)(c)	2,259
Other (income) expense, net	(654)	113	(604	)(h)(i)	(1,145)
Income before income taxes	71,023	8,606	(4,272)		75,357
Income tax expense	24,764	2,387	(1,286	)(e)(h)	25,865
Equity in losses of joint venture	-	-	(37	)(h)	(37)
Net income	$46,259	$6,219	$(2,949)		$49,529
Earning per share
Basic	$2.76				$2.96
Diluted	$2.71				$2.90
Weighted average number of common shares outstanding
Basic	16,746				16,746
Diluted	17,084				17,084

See accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

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Notes to the unaudited pro forma condensed combined financial statements

Note 1 – The Transaction

On July 7, 2016, Lydall, Inc. (the “Company”) completed an acquisition of the non-woven and coating materials businesses primarily operating under the Texel brand (“Texel”) from ADS, Inc. (“ADS”), a Canadian based corporation (including its shareholders), for $96.3 million in cash, subject to certain customary post-closing adjustments (the “Acquisition”). In addition, at closing the Company paid $6.9 million in cash for an estimated working capital adjustment and acquired cash for an estimated purchase price of $103.2 million.  The Acquisition was consummated pursuant to the terms of a Share Purchase Agreement dated July 7, 2016, by and among ADS and Lydall Canada Acquisition Corp., a wholly-owned subsidiary of the Company (the “Share Purchase Agreement”).  The Acquisition was financed with a combination of cash on hand and $85.0 million of borrowings through the Company’s amended $175.0 million credit facility (“Amended Credit Facility”). Subsequently, the Company and ADS agreed to a post-closing adjustment which resulted in a purchase price of $102.7 million.

The Texel operations are principally based in the province of Quebec, Canada and primarily serve a North American customer base in the manufacture of nonwoven needle punch materials predominantly serving the geosynthetic, liquid filtration, and other industrial segments. Beginning with 2016 third quarter reporting, the acquired businesses are included in Lydall’s Industrial Filtration reporting segment which has been renamed Technical Nonwovens.

Note 2 – Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with generally accepted accounting principles in the United States (GAAP) and were derived based on the financial statements of the Company and ADS and adjusted to give effect to pro forma events that are (i) directly attributable to the Acquisition; (ii) factually supportable; and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined company's results. Adjustments are described in the accompanying notes to the unaudited pro forma condensed combined financial statements which include assumptions utilized, reclassification adjustments to conform to GAAP and changes in ADS accounting policy to conform to the Company. There were no transactions between Lydall and ADS as of and for the periods presented in the pro forma condensed combined financial statements that would need to be eliminated.

The financial periods required to be presented in this Current Report on Form 8-K/A are based on the Company’s fiscal periods. While the Company and ADS have different fiscal year ends, the information of ADS in the unaudited pro forma condensed combined statements of operations is within 93 days of the Company’s fiscal year-end in accordance with SEC Regulation S-X 11-02(c)(3).

The unaudited pro forma condensed consolidated balance sheet (“Pro Forma Balance Sheet”) as of June 30, 2016 is presented as if the Acquisition had occurred on June 30, 2016. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2016 and for the year ended December 31, 2015 are presented as if the Acquisition had occurred on January 1, 2015.

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The Pro Forma Balance Sheet as of June 30, 2016 is based upon the unaudited condensed consolidated balance sheet of the Company as of June 30, 2016 (as filed with the SEC in its Quarterly Report on Form 10-Q for the period ended June 30, 2016) and the unaudited condensed consolidated balance sheet of ADS as of June 26, 2016.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2016 combines the Company’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2016 (as filed with the SEC in its Quarterly Report on Form 10-Q for the period ended June 30, 2016) and ADS unaudited condensed consolidated statement of operations for the six months ended June 26, 2016. The unaudited condensed consolidated statement of operations of ADS for the six months ended June 26, 2016 contains results for the period December 28, 2015 through June 26, 2016.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 combines the Company’s audited statement of operations for the year ended December 31, 2015 (as filed with the SEC in its 2015 Annual Report on Form 10-K) with ADS audited consolidated statement of operations for the year ended January 31, 2016 (attached as Exhibit 99.4 in this Current Report on Form 8-K/A). The condensed consolidated statement of operations of ADS for the year ended January 31, 2016 contains results for the period January 26, 2015 through January 31, 2016.

Under the acquisition method of accounting, the Company measures and recognizes separately from goodwill the fair value as of July 7, 2016 of all identifiable assets acquired and liabilities assumed as part of the Acquisition. For purposes of measuring the fair value of the assets acquired and liabilities assumed, the Company has applied the accounting guidance for fair value measurements in accordance with GAAP. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions, including historical and current market data. The preliminary allocation of the purchase price as detailed in Note 4, ("Purchase Price Allocation") in these unaudited pro forma condensed combined financial statements is based upon preliminary estimates and assumptions that are subject to change as the Company’s management finalizes the fair values of the assets acquired and liabilities assumed. The final purchase price allocation may differ from that reflected in the pro forma condensed combined financial statements. The pro forma financial statements reflect an illustrative allocation of the purchase price to the assets and liabilities acquired based on currently available information. The purchase price allocation as of the July 7, 2016 acquisition date and the resulting effect on income from operations and the Company’s balance sheet will differ from the pro forma amounts included herein and will be included in the Company’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 2016. Notwithstanding those items, management believes that the assumptions provide a reasonable basis for presenting all of the significant effects of the Acquisition and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.

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Estimated transaction costs have been excluded from the unaudited pro forma condensed combined statement of operations as they reflect non-recurring charges directly related to the Acquisition. However, the transaction costs are reflected in the Pro Forma Balance Sheet as an increase to other current liabilities and a decrease to retained earnings.

The unaudited pro forma condensed combined financial statements do not reflect any revenue enhancements or cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the Acquisition.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not intended to reflect the results of operations or the financial position of the combined company that would have resulted had the Acquisition been effective as of and for the periods presented or the results that may be obtained by the combined company in the future.

Note 3 – Reclassifications

Reclassification adjustments have been made in the presentation of ADS amounts to conform to GAAP and to the Company’s presentation. Refer to Note 5(n)(q)(r)(u), Note 6(g)(i), and Note 7(g)(i).

Note 4 – Purchase Price Allocation

Pursuant to the Company’s business combinations accounting policy, the total preliminary purchase price for ADS was allocated to the net tangible and intangible assets based upon their preliminary fair values as set forth below. The excess of the purchase price over the preliminary net tangible and intangible assets was recorded as goodwill. The purchase price was allocated based upon preliminary estimates and assumptions that are subject to change as the Company finalizes the fair values of assets acquired and liabilities assumed. The final purchase price allocation may differ from that reflected in the pro forma condensed combined financial statements.

The following is a preliminary fair value estimate of the assets acquired and the liabilities assumed by the Company in the completed acquisition of ADS as if the acquisition had occurred on June 30, 2016:

(In thousands)
Cash and cash equivalents	$1,541
Accounts receivable	13,856
Inventories	16,556
Prepaid expenses and other current assets	2,322
Non-current environmental indemnification receivable	923
Property, plant and equipment, net	31,542
Investment in joint venture	615
Goodwill	28,076
Other intangible assets, net	22,843
Current liabilities	(7,365)
Long-term environmental remediation liability	(923)
Deferred tax liabilities	(7,106)
Other long-term liabilities	(170)
Total purchase price	$102,710

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Identifiable intangible assets: The estimated fair value of the identifiable intangible assets and the weighted average estimated useful lives (in years) are as follows:

	Estimated Fair Value (In thousands)	Estimated Useful Life
Customer relationships	$20,766	14
Trade names	2,077	5
Total	$22,843

Goodwill: Goodwill is calculated as the difference between the acquisition date fair value of the consideration transferred and the fair values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

Investment in Joint Venture: The Company estimated the fair value of its 50% equity interest in Afitex Texel Geosynthetics Inc., (“Afitex”) to be $0.6 million. ADS accounted for this joint venture in their financial statements using a proportionate share consolidation method whereby, on a line-by-line basis for assets, liabilities, revenues and expenses, ADS recorded its pro-rata share of 50%. To conform to GAAP reporting, pro forma adjustments were recorded to report the investment in Afitex under the equity method of accounting on the Pro Forma Balance Sheet as of June 30, 2016 at the estimated fair value. Also, pro forma adjustments were recorded to remove the proportionate share of Afitex amounts from the ADS balance sheet and statement of operations line items and to record the equity in losses of Afitex in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2016 and the year ended December 31, 2015. Refer to Note 5(e), Note 6(h), and Note 7(h).

Environmental Remediation Liability and Indemnity: The Company has elected to remediate environmental contamination discovered prior to the closing of the Acquisition at a certain property in Quebec, Canada (“the Property”) that was acquired by Lydall. The Company records accruals for environmental costs when such losses are probable and reasonably estimable. While the Company is currently in the process of determining the final scope and timing of the remediation project, it estimates the cost of the remediation project to range between $0.9 million and $1.5 million based on information provided from and the results of investigatory work performed by a third party environmental service firm prior to the closing of the Acquisition. Based upon this range of estimated remediation costs, the Company included in the purchase price allocation table an environmental liability of $0.9 million (which is fully offset as described below) representing the minimum amount in the range as no other amount within the range represents a better estimate at this time.

Pursuant to the Share Purchase Agreement, ADS has agreed to indemnify the Company from all costs and liabilities associated with the contamination and remediation work, including the costs of preparation and approval of the remediation plan and other reports in relation therewith. This indemnity was secured by an environmental escrow account, which was established in the amount of $3.0 million Canadian Dollars ($2.3 million U.S. Dollars). Should the costs and liabilities exceed the environmental escrow amount, the Company also has access to the general indemnity escrow account, which was established in the amount of $14.0 million Canadian Dollars ($10.8 million U.S. Dollars). Based on the foregoing, an indemnification asset of $0.9 million is also recorded in the purchase price allocation table in other assets as the Company believes collection from ADS is probable.

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The accrual for remediation costs will be adjusted as further information develops, estimates change and payments to vendors are made for remediation, with an off-setting adjustment to the indemnification asset from ADS if receipt is deemed probable.

Deferred Taxes: Deferred taxes above reflect the deferred tax liability impact of the acquisition on the balance sheet, primarily related to fair value adjustments for acquired inventory, and property, plant and equipment.

Note 5 – Pro forma adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The following pro forma adjustments were applied to the unaudited balance sheets of the Company and ADS at June 30, 2016 to arrive at the unaudited pro forma condensed combined balance sheet (in thousands):

(a)	To record borrowings from the amended credit facility to complete the Acquisition, which bear interest at current LIBOR of 0.48%, plus 1.25% and mature July 2021	$85,000

(b)	To record additional deferred financing costs associated with the amended credit facility	$296

(c)	To eliminate long-term debt of ADS settled prior to the Acquisition of which $2,122 is current	$(15,311)

(d)	To eliminate accrued interest expense related to the settled long-term debt of ADS	$(11)

(e)	To remove the assets and liabilities of Afitex and record as investment in joint venture (See Note 4)

	Cash and cash equivalents	$6

	Accounts receivable	(158)

	Inventories	(64)

	Prepaid expenses and other current assets	(4)

	Property, plant, and equipment, net	(38)

	Other intangible assets, net	(26)

	Other assets, net	(43)

	Accounts payable	78

	Bank loans	75

	Total	(174)

	Investment in joint venture	174

		$0

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(f)	To reflect use of existing Lydall cash of $17,710 for the acquisition and payment of deferred financing costs of $296	$(18,006)

(g)	To eliminate the equity accounts of ADS	$(23,051)

(h)	To eliminate ADS goodwill balance of $2,977 and to record the preliminary estimate for goodwill for the acquisition as disclosed in Note 4 of $28,076	$25,099

(i)	To eliminate ADS identifiable intangible assets of $20 and to record the preliminary estimate of identifiable intangible assets for the acquisition as disclosed in Note 4 of $22,843. Fair value and estimated useful life of identifiable intangible assets are based on estimates as discussed in Note 4, and are subject to review and finalization by the Company’s management	$22,823

(j)	To record an adjustment to property, plant and equipment acquired in the Acquisition to report at fair value as disclosed in Note 4	$14,792

(k)	To record the step-up in fair value of inventory acquired in the Acquisition as disclosed in Note 4	$2,449

(l)	To record the deferred tax liabilities (based on local jurisdiction tax rates) related to the fair value adjustments recorded for the assets acquired and liabilities assumed, excluding goodwill, as disclosed in Note 4	$4,638

(m)	To record the estimated transaction related expenses to other accrued liabilities and retained earnings, net of the associated tax benefit of $34	$315

(n)	To reclass costs of Inventoriable Repair Parts classified as fixed assets by ADS to prepaids and other current assets to conform to GAAP	$1,815

(o)	To eliminate bank loans of ADS settled prior to the Acquisition	$(3,980)

(p)	To record the step-up to fair value of the Investment in Joint Venture (See Note 4)	$441

(q)	To reclass the net book value of software classified as identifiable intangible assets by ADS to fixed assets to conform to GAAP	$412

(r)	To reclass accrued liabilities classified as accounts payable by ADS to other accrued liabilities to conform with the Company's presentation	$3,499

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(s)	To record the step up in fair value of non-controlling interest acquired in the acquisition	$110

(t)	To remove ADS assets and liabilities not acquired by Lydall

	Cash and cash equivalents	$(592)

	Prepaid expenses and other current assets	$(364)

	Property, plant, and equipment, net	$(28)

	Other assets, net	$(96)

	Accounts payable	$478

	Benefit plans and other long-term liabilities	$100

(u)	To reclass deferred tax assets in other assets of ADS to deferred tax liabilities to conform to GAAP	$(29)

(v)	To record environmental indemnification receivable and environmental remediation liability (See Note 4)	$923

Note 6 – Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months ended June 30, 2016

The following pro forma adjustments were applied to the statements of operations for the Company and ADS for the six months ended June 30, 2016 (in thousands):

(a)	To record interest expense on $85,000 in borrowings to complete the Acquisition, using an interest rate of current LIBOR of 0.48%, plus 1.25%. Interest rates for the Amended Credit Facility are variable and the actual rate of interest can change from the assumed current LIBOR of 0.48% above. A 1/8% variance in the interest rate on the new borrowings would impact interest expense by approximately $53	$735

(b)	To record amortization of deferred financing costs of $296 and eliminate deferred financing costs of ADS	$16

(c)	To eliminate ADS interest expense on debt settled prior to Acquisition	$(337)

(d)	To record amortization of intangible assets. The amortization of customer relationships and trade names has been calculated based on their respective fair values and amortized over the estimated life as discussed in Note 4	$1,198

(e)	To record the provision for income taxes. Provision for income taxes associated with pro forma entries is based on the Company’s estimated statutory tax rates	$(145)

(f)	To record additional depreciation expense resulting from increased basis of property, plant and equipment acquired and depreciated using straight line basis over the estimated remaining useful lives. $481 of depreciation expense is recorded to cost of sales and $110 to selling, product development and administrative expenses	$591

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(g)	To reclass ADS freight billings to customers from cost of sales to net sales to conform to GAAP	$813

(h)	To remove the revenues and expenses of Afitex and record the equity in losses of joint venture (See Note 4)

	Net sales	$(188)

	Cost of sales	(136)

	Selling, general, and administrative expenses	(77)

	Income tax expense	5

	Total	20

	Equity in losses of joint venture	(20)

		$0

(i)	To reclass transaction foreign exchange gain/(loss) classified as cost of sales by ADS to other income/expense to conform to GAAP	$(273)

(j)	To eliminate Lydall’s transaction expenses associated with the acquisition	$(1,406)

Note 7 – Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Year ended December 31, 2015

The following pro forma adjustments were applied to the statements of operations for the Company and ADS for the year ended December 31, 2015 (in thousands):

(a)	To record interest expense on $85,000 in borrowings to complete the Acquisition, using an interest rate of current LIBOR of 0.48%, plus 1.25%. Interest rates for the Amended Credit Facility are variable and the actual rate of interest can change from the assumed current LIBOR of 0.48% above. A 1/8% variance in the interest rate on the new borrowings would impact interest expense by approximately $106	$1,471

(b)	To record amortization of deferred financing costs of $296 and eliminate deferred financing costs of ADS	$33

(c)	To eliminate ADS interest expense on debt settled prior to Acquisition	$(736)

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(d)	To record amortization of intangible assets. The amortization of customer relationships and trade names has been calculated based on their respective fair values and amortized over the estimated life as discussed in Note 4	$2,396

(e)	To record the provision for income taxes. Provision for income taxes associated with pro forma entries is based on the Company’s estimated statutory tax rates	$(1,295)

(f)	To record additional depreciation expense resulting from increased basis of property, plant and equipment acquired and depreciated using straight line basis over the estimated remaining useful life. $918 of depreciation expense is recorded to cost of sales and $236 to Selling, product development and administrative expenses	$1,154

(g)	To reclass ADS freight billings to customers from cost of sales to net sales to conform to GAAP	$1,624

(h)	To remove the revenues and expenses of Afitex and record the equity in losses of joint venture (See Note 4)

	Net sales	$(539)

	Cost of sales	(411)

	Selling, general, and administrative expenses	(172)

	Other expense	(2)

	Income tax expense	9

	Total	37

	Equity in losses of joint venture	(37)

		$0

(i)	To reclass transaction foreign exchange gain/(loss) classified as cost of sales by ADS to other income/expense to conform to GAAP	$602

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